UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

VELODYNE LIDAR, INC.
(Name of Registrant as Specified in Its Charter)

DAVID S. HALL MARTA T. HALL NANCY M. AMATO
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED APRIL 11, 2022

DAVID S. HALL

__________________, 2022

Dear Fellow Velodyne Stockholder:

David S. Hall, together with Marta T. Hall (collectively, the “Halls” or “we”) are significant stockholders of Velodyne Lidar, Inc., a Delaware corporation (“Velodyne” or the “Company”), who, beneficially own, in the aggregate, 19,971,257 shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Company, representing approximately 10.1% of the outstanding shares of Common Stock.

Mr. Hall is also the founder of the Company and until January 2021 served as its Executive Chairman. While Mrs. Hall currently sits on the Company’s Board of Directors (the “Board”) with a term expiring at the Company’s 2022 annual meeting of stockholders (including any adjournments, postponements or continuations thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”), she has been a lone voice in a boardroom that has overseen a dramatic loss of stockholder value. Despite dedicating a majority of their lives to building Velodyne into a leader of lidar technology, the Halls have felt sidelined following the Company’s merger with a special purpose acquisition company in September 2020 that also brought the Company public (the “Merger”). Shortly after the Merger, the Halls tried to raise their concerns regarding the Company’s performance and projections but were met with strong resistance and, in the Halls’ view, retaliation, even after the Company disclosed in January 2021 that it was withdrawing its guidance. The Board also moved certain directors to different classes to avoid facing an election contest that could have resulted in their removal, including the current Chairman of the Board, Michael Dee who otherwise would have been up for election this year. Today, the stock has plunged approximately 92% since the Merger, which the Halls believe is the consequence of a misguided Board under the leadership of Michael Dee.

For these reasons and others as described in the attached Proxy Statement, we are seeking your support to remove Chairman Michael Dee from the Board for cause (the “Removal Proposal”) and elect our three (3) nominees as Class II directors at the Annual Meeting. We believe that if Mr. Dee is removed from the Board and our three nominees are elected, the Board will be able to move in the right direction to restoring its credibility and maximizing stockholder value.

The Company has a classified Board, consisting of eight (8) members which are currently divided into three (3) classes. The terms of three (3) Class II directors expire at the Annual Meeting, including Mrs. Hall who has not been re-nominated for election by the Company. Through the attached Proxy Statement and enclosed BLUE proxy card, we are soliciting proxies to remove Mr. Dee and elect only our three (3) nominees. Accordingly, the enclosed BLUE proxy card may only be voted for our nominees and does not confer voting power with respect to any of the Company’s director nominees. You can only vote for the Company’s director nominees by signing and returning a proxy card provided by the Company. Stockholders should refer to the Company’s proxy statement for the names, backgrounds, qualifications and other information concerning the Company’s nominees. There is no assurance that any of the Company’s nominees will serve as directors if all or some of the nominees are elected. If elected, our nominees will constitute a minority on the Board and there can be no guarantee that our nominees will be able to implement any actions that they may believe are necessary to unlock stockholder value.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed BLUE proxy card today. The attached Proxy Statement and the enclosed BLUE proxy card are first being mailed to stockholders on or about [______], 2022.

If you have already voted for the incumbent management slate, you have every right to change your vote by signing, dating and returning a later dated BLUE proxy card or by voting in person at the Annual Meeting.

If you have any questions or require any assistance with your vote, please contact Saratoga Proxy Consulting LLC, which is assisting us, at its address and toll-free numbers listed below.

Thank you for your support,

/s/ David S. Hall

David S. Hall

If you have any questions, require assistance in voting your BLUE proxy card,

or need additional copies of the Halls’ proxy materials,

please contact Saratoga at the phone numbers listed below.

Stockholders call toll free at (888) 368-0379

Email: info@saratogaproxy.com

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED APRIL 11, 2022

2022 ANNUAL MEETING OF STOCKHOLDERS
OF
VELODYNE LIDAR, INC.

_________________________

PROXY STATEMENT
OF
DAVID S. HALL

_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD TODAY

David S. Hall, together with Marta T. Hall (collectively, the “Halls” or “we’) are significant stockholders of Velodyne Lidar, Inc., a Delaware corporation (“Velodyne” or the “Company”), who beneficially own an aggregate of 19,971,257 shares of common stock, par value $0.0001 per share (the “Common Stock”), representing approximately 10.1% of the outstanding shares of Common Stock. We believe that the Board of Directors of the Company (the “Board”) must be meaningfully reconstituted, including through the removal of Mr. Michael Dee as a director, to ensure that the best interests of stockholders are appropriately represented in the boardroom. We have nominated directors who have strong, relevant backgrounds and who are committed to fully exploring all opportunities to unlock stockholder value. We are seeking your support at the annual meeting of stockholders scheduled to be held on [__________] at [_____, at _:__ _.m., local time] (including any adjournments, postponements or continuations thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”), for the following:

1.	To elect the Halls’ three director nominees, David S. Hall, Marta T. Hall and Nancy M. Amato (each a “Nominee” and, collectively, the “Nominees”), to the Board as Class II directors to serve until the 2025 annual meeting of stockholders (the “2025 Annual Meeting”) or until their respective successors have been elected or appointed;
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022;
3.	To approve the Halls’ proposal to remove Mr. Michael Dee from the Board for cause (the “Removal Proposal”); and
4.	To conduct any other business properly brought before the Annual Meeting or any adjournment thereof.

This Proxy Statement and the enclosed BLUE proxy card are first being mailed to stockholders on or about [____________], 2022.

The Company has a classified Board, consisting of eight (8) directors currently divided into three (3) classes. The terms of three (3) Class II directors expire at the Annual Meeting, including Mrs. Hall who has not been re-nominated for election by the Company. Through the attached Proxy Statement and enclosed BLUE proxy card, we are soliciting proxies to remove Mr. Dee and elect only our three (3) Nominees. Accordingly, the enclosed BLUE proxy card may only be voted for our Nominees and does not confer voting power with respect to any of the Company’s director nominees. You can only vote for the Company’s director nominees by signing and returning a proxy card provided by the Company. Stockholders should refer to the Company’s proxy statement for the names, backgrounds, qualifications and other information concerning the Company’s nominees. There is no assurance that any of the Company’s nominees will serve as directors if all or some of the Nominees are elected. If elected, our Nominees will constitute a minority on the Board and there can be no guarantee that our Nominees will be able to implement any actions that they may believe are necessary to unlock stockholder value.

The Company has set the close of business on [_______], 2022 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). The mailing address of the principal executive offices of the Company is 5521 Hellyer Avenue, San Jose, California 95138. Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. According to the Company, as of the Record Date, there were [_______] shares of Common Stock outstanding. As of the Record Date, the participants in this solicitation collectively own 19,971,257 shares of Common Stock (the “Halls Shares”). We intend to vote such shares FOR the election of the Nominees, FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and FOR approval of the Removal Proposal.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed BLUE proxy card today.

THIS SOLICITATION IS BEING MADE BY THE HALLS AND NOT ON BEHALF OF THE BOARD OR MANAGEMENT OF THE COMPANY. WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT. SHOULD OTHER MATTERS, WHICH THE HALLS ARE NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED BLUE PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

THE HALLS URGE YOU TO SIGN, DATE AND RETURN THE BLUE PROXY CARD IN FAVOR OF THE ELECTION OF THE NOMINEES AND THE REMOVAL PROPOSAL.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting—This Proxy Statement and our BLUE proxy card are available at

www.SaveVelodyne.com

______________________________

IMPORTANT

Your vote is important, no matter how few shares of Common Stock you own. The Halls urge you to sign, date, and return the enclosed BLUE proxy card today to vote FOR the election of the Nominees and FOR the Removal Proposal and in accordance with the Halls’ recommendations on the other proposals on the agenda for the Annual Meeting.

•	If your shares of Common Stock are registered in your own name, please sign and date the enclosed BLUE proxy card and return it to the Halls, c/o Saratoga Proxy Consulting LLC (“Saratoga”), in the enclosed postage-paid envelope today.
•	If your shares of Common Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a BLUE voting form, are being forwarded to you by your broker or bank. As a beneficial owner, if you wish to vote, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Common Stock on your behalf without your instructions.
•	Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our three (3) Nominees only on our BLUE proxy card. So please make certain that the latest dated proxy card you return is the BLUE proxy card.

If you have any questions, require assistance in voting your BLUE proxy card,

or need additional copies of the Halls’ proxy materials,

please contact Saratoga at the phone numbers listed below.

Stockholders call toll free at (888) 368-0379

Email: info@saratogaproxy.com

BACKGROUND OF THE SOLICITATION

The following is a chronology of material events leading up to this proxy solicitation:

•	In 1983, Mr. Hall founded Velodyne Acoustics, Inc. (“Velodyne Acoustics”) which was then an audio company specializing in subwoofer technology.
•	In 2005, Mr. Hall, through Velodyne Acoustics, began developing 3D lidar technology. Mr. Hall continued to develop and perfect his 3D lidar technology throughout the following years while also serving as Chief Executive Officer of Velodyne Acoustics.
•	In December 2015, the Velodyne Lidar USA, Inc. (the “Predecessor Company”), the predecessor to the Company, was incorporated as a spin off from Velodyne Acoustics with Mr. Hall becoming the Chief Executive Officer of the Predecessor Company, as well as the Chairman of the Board, and Mrs. Hall becoming President of the Predecessor Company.
•	In January 2020, Mr. Hall transitioned to Executive Chairman, Mrs. Hall transitioned to Chief Marketing Officer and Dr. Anand Gopalan became Chief Executive Officer of the Predecessor Company.
•	On May 9, 2020, Graf Industrial Corporation (“Graf Industrial”), a special acquisition company founded by James Graf and Michael Dee, first considered acquiring the Predecessor Company and taking it public.
•	On July 2, 2020, Graf Industrial entered into a merger agreement with VL Merger Sub Inc. and the Predecessor Company pursuant to which Graf Industrial would combine with the Predecessor Company through a merger of a wholly-owned subsidiary of Graf Industrial with and into the Predecessor Company (the “Merger”).
•	On September 29, 2020, Graf Industrial consummated the Merger and the Company changed its name to Velodyne Lidar, Inc.
•	Throughout October and November 2020, the Halls began to raise concerns with the Company’s projections and publicly stated guidance, and the Company’s corporate governance.
•	On December 17, 2020, the Halls presented certain stockholder-friendly corporate governance proposals (the “Governance Proposals”) to the Board. These Governance Proposals included, among other items, the declassification of the Board, the ability of the Halls to appoint additional directors to the Board, the appointment of Mr. Hall to the Compensation Committee, a clarification in the governance documents that all directors be invited to attend the meetings of the Audit and Compensation Committees, and the expansion of the Executive Chairman’s role to require the Chief Executive Officer to report to him.
•	In response to the Governance Proposals, the Board formed a special committee (the “Special Committee”) to review and respond to the Governance Proposals and negotiate with the Halls on the Board’s behalf. The Special Committee retained its own outside counsel.

•	On January 7, 2021, the Board disclosed that they were withdrawing the Company’s 2020 guidance. The price of the Company’s stock and warrants fell 7% and 13%, respectively. After months of feeling disregarded by the CEO and Board regarding his concerns with the Company’s performance, Mr. Hall decided to resign as an employee of the Company while retaining his role as non-executive Chairman of the Board on the same day.
•	On January 13, 2021, the Special Committee provided a response to the Halls regarding the Governance Proposals effectively rejecting each proposal. Notably, the Board decided to maintain its classified structure despite the stockholder-unfriendly nature of such structure.
•	On January 18, 2021, the Mrs. Hall identified candidates to the Board that the Halls were considering nominating for election as Class I directors at the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”). At the time, Mr. Hall controlled over 50% of the Company’s outstanding common stock. For the next few weeks, the Halls and its counsel tried to have discussions with the Board regarding the composition of the Board for election at the 2021 Annual Meeting, but the Board would not meaningfully engage.
•	On February 3, 2021, counsel to the Halls informed counsel to the Special Committee that the Halls intended to nominate their candidates to the Board in the event that the Board would not come to a resolution on the composition of the Board to avoid a proxy fight at the 2021 Annual Meeting. The Board refused to engage in any meaningful discussions at the time.
•	On February 12, 2021, Mr. Hall delivered a letter to the Company nominating Eric Singer for election as a Class I director at the 2021 Annual Meeting.
•	On February 15, 2021, the Company announced that Mr. Graf had resigned as a Class II director from the Board.
•	On February 19, 2021, the Board publicly censured the Halls, removed Mr. Hall as Chairman of the Board and terminated Ms. Hall’s employment as Chief Marketing Officer of the Company, citing an opaque investigation regarding conduct of the Halls.
•	On February 24, 2021, the Halls issued a statement in response to the Board’s actions stating their belief that the secret investigation was based on unfounded claims and that the Board’s actions appeared to be an internal power grab.
•	Also on February 24, 2021, Christopher Thomas resigned as a Class I director and was appointed to fill the Class II director vacancy created by Mr. Graf’s resignation. This action ensured that stockholders would not have the opportunity to vote on Mr. Thomas’ election at the 2021 Annual Meeting.
•	On March 2, 2021, Mr. Hall informed the Company of his decision to resign from the Board, effective immediately.
•	On March 10, 2021, Mr. Hall issued a press release and open letter (the “Letter”) to the Board to refute the Board’s disclosure regarding Mr. Hall’s reasoning for resigning from the Board. In the Letter, Mr. Hall disclosed that he resigned from the Board due to his various concerns regarding the strategic direction and leadership of the Company as well as his belief that the Board has established an anti-stockholder culture and adopted poor corporate governance practices.
2

•	On May 25, 2021, Mr. Hall issued a press release and open letter to stockholders in which he outlined the recent actions taken by the Board that he viewed as anti-stockholder. The open letter also stated his belief that the Company would benefit from the resignation of Mr. Thomas and Mr. Dee due to Mr. Dee’s lack of a relevant skillset and ongoing litigation with PureCycle Technologies, Inc., relating to his role as Chief Financial Officer and Mr. Thomas’ actions that appeared to be an attempt to shelter him from standing for election at the 2021 Annual Meeting.
•	On June 3, 2021, Mr. Hall issued an open letter to the Board in which he called for the resignation of multiple members of the Board, including Mr. Dee, Mr. Thomas, Mr. Gopalan and Joseph “Brad” Culkin.
•	On June 9, 2021, the Company initiated an arbitration proceeding against Mr. Hall, alleging breach of contract and misappropriation of the Company’s confidential, proprietary, and trade secret information.
•	On June 10, 2021, the Company held its 2021 Annual Meeting and Mr. Singer was elected as a Class I director to the Board.
•	On June 11, 2021, Mr. Hall issued a press release in which he commented on the Company’s preliminary results of the 2021 Annual Meeting and election of Mr. Singer to the Board, which he viewed as a positive result.
•	On July 16, 2021, Mr. Gopalan announced his intention to resign as Chief Executive Officer of the Company.
•	On July 27, 2021, Mrs. Hall filed a charge of employment discrimination against the Company, alleging sexual discrimination and retaliation, which was ultimately dismissed by the United States Equal Employment Opportunity Commission.
•	On August 23, 2021, Mr. Hall issued an open letter to the Board in which he praised the recent leadership changes at the Company, including resignation of Mr. Gopalan, and called for Messrs. Dee and Zarringham to resign from the Board.
•	On October 21, 2021, Mr. Hall issued a press release and open letter to the Company’s stockholders in which he announced his intent to nominate director candidates for election at the Annual Meeting and his belief that Mr. Dee and Mr. Thomas have been directly responsible for the Company’s poor performance.
•	On October 26, 2021, Mr. Culkin resigned from the Board, effective immediately.
•	On October 27, 2021, less than a week after Mr. Hall announced his intent to nominate candidates for election at the Annual Meeting, Mr. Dee resigned as a Class II director and was appointed to fill the vacancy created by the resignation of Mr. Culkin. Similar to Mr. Thomas, Mr. Dee’s reclassification had the effect of allowing him to continue on the Board and removing the stockholders’ ability to vote on his election at the 2022 Annual Meeting.
3

•	On January 18, 2022, the Halls filed a complaint in the Superior Court of California, Alameda County against various current and former officers and directors of the Company alleging conspiracy to defraud, breach of fiduciary duty, among other things. The complaint alleges that the Halls have suffered damages and seeks, among other things, compensatory and punitive damages.
•	On January 3, 2022, Mr. Hall submitted a demand for the Company’s stockholder lists pursuant to Delaware law to the Company.
•	On January 20, 2022, counsel to the Halls submitted a request to Company for its form of director questionnaire, as required under the Bylaws.
•	On January 21, 2022, Mr. Hall issued a press release announcing that he and Ms. Hall had filed a lawsuit in the United States Superior Court of California against certain current and former officers and directors of the Company, including Mr. Dee, Mr. Graf, Mr. Gopalan and Mr. Hamer, for their roles in misleading stockholders of Velodyne Lidar USA, Inc. regarding the Merger.
•	On March 2, 2022, Mr. Hall submitted a demand for an updated stockholder list of the Company pursuant to Delaware law to the Company.

•	On March 10, 2022, Mr. Hall delivered a letter to the Company (the “Stockholder Notice”) notifying the Company of his intent to present the Removal Proposal at the Annual Meeting and nominating the Nominees for election as Class II directors at the Annual Meeting.

•	On March 14, 2022, Mr. Hall delivered a supplement to the Stockholder Notice to update Mr. Hall’s beneficial ownership of Company securities contained therein.
•	On March 15, 2022, Mr. Hall issued a press release and open letter to stockholders announcing his submission of the Removal Proposal and the nomination of the Nominees. In the open letter, Mr. Hall outlined his belief that Mr. Dee should be removed as a director for cause, contending that Mr. Dee breached his fiduciary responsibilities by, among other things, engaging in a harassment campaign against the Halls to minimize their roles at the Company, manipulating the Company’s corporate machinery to transition director classes and avoid standing for re-election at the Annual Meeting, and instigating and overseeing payments to key senior officers and directors, in an apparent attempt to cultivate loyalty.
•	On March 21, 2022, Mr. Hall delivered a letter to the Company responding to its request to interview Dr. Amato and stating that Mr. Hall would be prepared to make Dr. Amato available for an interview only after the Halls and the Company had come to a mutually agreeable framework for a settlement.
•	On March 23, 2022, counsel to Mr. Hall received a letter from the Company requesting additional information concerning the Nominees (the “March 23 Letter”).
•	On March 29, 2022, counsel to the Halls delivered a letter to the Company responding to the March 23 Letter.
4

•	On March 30, 2022, counsel to the Halls contacted counsel to the Company to discuss to nominations and the Annual Meeting to see if there was any interest in avoiding a proxy contest at the 2022 Annual Meeting.
•	On March 31, 2022, counsel to the Company contacted counsel to the Halls requesting that the Halls submit a potential settlement proposal to the Company in lieu of the Company making a proposal to avoid a proxy contest at the 2022 Annual Meeting.
•	On April 7, 2022, Mr. Hall delivered a supplement to the Stockholder Notice to further update Mr. Hall’s beneficial ownership of Company securities contained therein.
•	On April 11, 2022, the Halls filed this preliminary proxy statement.

5

REASONS FOR THE SOLICITATION

Mr. Hall founded the predecessor to the Company over 11 years ago when he invented lidar technology for 3D vision and robotic navigation. Mr. Hall, together with Mrs. Hall, remains the largest stockholder of the Company, beneficially owning approximately 10.1% of the Company’s outstanding Common Stock.

Despite dedicating the majority of our lives to building Velodyne into a global leader in the innovation, commercialization and sale of lidar technology through the Merger, to become a publicly-traded company, we are incredibly disappointed with the Company’s performance and staggering value destruction since the Merger. We have utterly lost faith in the ability of the Company’s current leadership to stem stockholder value destruction and right its course.

We strongly believe this extreme loss in stockholder value has been primarily caused by a broken and ineffective Board under the control of Chairman Michael Dee. We believe Mr. Dee is more focused on protecting his Board seat than helping protect and maximize stockholder value. We believe immediate and decisive boardroom change is required at Velodyne and this is why we have put forth a business proposal to remove Mr. Dee from the Board for cause and nominated three candidates for election to the Board at the Annual Meeting. We firmly believe that our Nominees can help realign the Board’s priorities away from rewarding insiders and toward respecting stockholders and generating value at the Company.

The Company’s Stock Value has Plummeted Since the Merger

Since the Merger in September 2020, the stock has plunged a staggering amount -- approximately 92% -- which the Halls believe is the consequence of a misguided Board under the leadership of Mr. Dee that has worked to minimize the Halls’ ideas and concerns.

1

1 Based on closing stock price on Sept. 30, 2020, the first day the Company traded publicly on the NASDAQ, and the closing price on March 10, 2022, the day before Mr. Hall delivered the Stockholder Notice.

6

Further, the Company has delivered negative returns and underperformed its peers and relevant indices over every relevant time horizon.2

	Amazon Deal TSR[1]	6-Month TSR	1-Year TSR	Public Company Tenure TSR
Velodyne Lidar	-46.95%	-69.47%	-84.04	-89.30%
Company-Selected Peer Group Average[2]	-5.32%	-5.38%	13.61%	81.37%
Fidelity Electric Vehicles and Future Transportation Index	-8.74%	-18.06%	-14.70%	32.39%
Nasdaq Composite Index	-6.23%	-13.59%	1.13%	18.81%

We strongly believe that stockholders cannot afford for this value destruction to continue and urgent change is needed at Velodyne.

We are Concerned with the Company’s Financial Performance

In January 2021, despite Mr. Hall raising concerns regarding the Company’s projections months earlier, the Company withdrew its guidance for 2021, resulting in the price of the Company’s stocks and warrants falling by 7% and 13%, respectively. Then again, after giving stockholders assurances that the Company was on the “path to profitable revenue growth,” Velodyne saw a ~35% year-over-year decline in total revenues and delivered a $212 million net loss for fiscal year 2021.5 In addition, the Company reported earnings of approximately $62 million in fiscal year 2021, down ~35% and ~39% from fiscal years 2020 and 2019, respectively. Looking ahead, management's guidance for the first quarter of fiscal year 2022 was disappointing, with expected revenue between $10 to $12 million, compared to analysts’ consensus of $19.38 million. In our view, the Company has displayed dismal financial performance and its recent earnings do not provide any indication that this will change in the near future.

We are Deeply Concerned with the Company’s Stockholder Unfriendly Profile and Actions

On top of the Company’s abysmal financial performance, we also believe the Board has overseen the implementation of worst-in-class corporate governance practices and excessive off-market compensation packages. The Company currently has a classified Board structure and highly restrictive governing documents, which severely limit stockholders’ ability to take actions between annual meetings. Further, the Company has displayed a history of manipulating its corporate machinery to entrench certain directors – Messrs. Thomas and Dee – by transitioning these directors to a different class, each in the year prior to their re-election, in an apparent effort to shield them from having to stand for re-election at the applicable annual meeting.

2 Bloomberg. Total stockholder return data runs through March 10, 2022.

3 Company Form 8-K filing dated February 7, 2022.

4 Company-selected peers include ACMR, AMBA, ACLS, CALX, FORM, LSCC, MTSI, MXL, ONTO, PD, PLAB, POWI, QLYS, RMBS, SMTC and XPER, and do not include ACIA or IPHI because they were each acquired in 2021.

5 Company earnings press release dated February 28, 2022.

7

At the same time, while stockholders have suffered from Velodyne’s free-falling stock price, the Board has awarded management nearly $34 million in compensation and stock awards for fiscal year 2020 – roughly $18 million more than its peers – despite executives' consistent failure to meet financial projections.6 Worse, the Board also awarded itself $1.67 million in total compensation in fiscal year 2020, which is roughly 3% higher than its proxy peers, whom we note have an average market capitalization of approximately $3.6 billion compared to Velodyne’s market capitalization of roughly $414 million.7 From our view, management's egregious compensation does not seem tied to any relevant performance metrics that we can identify.

We believe the Board has failed to implement a strategic vision for the Company. In our view, the Board should have a singular focus: adding new lidar research and development personnel to keep pace with innovation and recapture its competitive position. We believe the current Board has failed to prioritize core lidar technology research and development, causing Velodyne to fall behind while competitors gain crucial market share.

A Path Forward for Velodyne

We have made numerous attempts to try to work constructively with the Board to add new directors who can bring fresh perspectives to the boardroom and help the Company adopt stronger corporate governance practices and focus on streamlined key strategic initiatives. However, it has become clear to us that Mr. Dee and his loyalists on the Board appear intent on retaining control of the Company even to the apparent destruction of stockholder value.

This is why we felt compelled to seek Mr. Dee’s removal for cause, as further described in Proposal 3, and nominate a slate of highly qualified individuals who will be solely focused on protecting the value of your investment. Under the right leadership, we believe Velodyne Lidar can return to its position at the forefront of lidar technology innovation and engineering excellence with a focus on delivering long-term value to all stockholders.

Our qualified and aligned nominees include:

David S. Hall

We believe Mr. Hall's 35-year track record as a successful inventor, C-suite experience and his deep understanding of lidar technology can help the Board form a credible go-forward strategy.

•	Founder of Velodyne Lidar (NASDAQ: VLDR) and former Chief Executive Officer, Executive Chairman and Chairman of the Board.

•	Named “Inventor of the Year” by the Intellectual Property Owners Education Foundation in 2018 for creating the groundbreaking 3D lidar sensor technology that is the essential component for fully autonomous vehicles and enables the most sophisticated advanced driver assistance systems.

•	Former Chief Executive Officer of the Company's predecessor, Velodyne Acoustics.

•	Chief Executive Officer of the Hall Family Office, a private investment company, Moon Rocket Technologies, a magnetic space technology company, Servo-Yachts, an electro-pneumatic marine technology company and Hellyer-DMHall Properties, a real estate investment company.

•	Holds a B.S. from Case Western Reserve University.

6 Company proxy statement for fiscal year 2020.

7 Company filings. Market capitalization based on Bloomberg data.

8

Marta T. Hall

We believe Mrs. Hall's executive marketing and business development experience in the lidar industry can help the Board develop a clear vision that will resonate with the market.

•	Former President of Velodyne Acoustics, the Company’s predecessor, from July 2011 to August 2016. Together with Mr. Hall, built the Company from an estimated value of $40 million in 2011 to $1.8 billion in 2020.

•	Former President of Velodyne Lidar Inc. from August 2016 to January 2020, in addition to holding the position of Chief Business Development Officer from January 2019 to December 2020.

•	Currently serves as a director on the Board of Velodyne Lidar.

•	President of the Hall Family Office, a private investment company, Shoot the Moon Rocket technologies, a magnetic space technology company, Servo-Yachts, an electro-pneumatic marine technology company and Hellyer-DMHall Properties, a real estate investment company.

•	Received the “Most Influential Woman in Business Award” in 2019 from The San Francisco Business Times and created the Annual World Autonomous Safety Summit for Autonomous Technology in 2017.

•	Holds a B.A from the University of California, Berkeley and a M.A. from San Francisco State University.

Nancy M. Amato, Ph.D.

We believe Dr. Amato possesses the engineering, robotics, artificial intelligence and technology expertise required to aid the Board in re-focusing on innovation, research and development.

•	International expert in robotics, artificial intelligence, computational biology and geometry, and high-performance and scientific computing.

•	Department Head of the Computer Science department and the Abel Bliss Professor of Engineering at the University of Illinois Urbana-Champaign, and Regents Professor Emerita of Computer Science and Engineering at Texas A&M University.

•	Former consultant for 3M Company (NYSE: MMM), a diversified technology company operating in the safety, industrial, electronic, health care and consumer industries.

•	Former board member of numerous scientific professional societies, including the Computing Research Association, a nonprofit association of North American academic departments of computer science and computer engineering.

•	Holds a B.S. and A.B. from Stanford University, a M.S. from the University of California, Berkeley, and a Ph.D. from the University of Illinois.

9

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company currently has a classified Board consisting of eight (8) members, which is divided into three (3) classes. The directors in each class are elected for staggered terms of three (3) years so that the term of office of one (1) class of directors expires at each annual meeting of stockholders. According to the Company’s proxy statement, the terms of the three (3) Class II directors will expire at the Annual Meeting. We are seeking your support at the Annual Meeting to elect our three (3) Nominees, David S. Hall, Marta T. Hall and Nancy M. Amato, in opposition to the Company’s three (3) Class II director nominees with terms ending at the 2025 Annual Meeting. Your vote to elect the Nominees will have the legal effect of replacing three (3) incumbent directors of the Company with the Nominees. If elected and if Mr. Dee is removed for cause pursuant to the Removal Proposal, the Nominees will represent a minority of the members of the Board, and therefore it is not guaranteed that they will be able to implement any actions that they may believe are necessary to enhance stockholder value. There is no assurance that any incumbent director will serve as a director if our Nominees are elected to the Board. You should refer to the Company’s proxy statement for the names, background, qualifications and other information concerning the Company’s nominees.

THE NOMINEES

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five (5) years of each of the Nominees. The nominations were made in a timely manner and in compliance with the applicable provisions of the Company’s governing instruments. The specific experience, qualifications, attributes and skills that led us to conclude that the Nominees should serve as directors of the Company are set forth above in the section entitled “Reasons for the Solicitation” and below. This information has been furnished to us by the Nominees. All of the Nominees are citizens of the United States of America.

David S. Hall, age 70, currently serves as the Chief Executive Officer of the Hall Family Office, a private investment company, since March 2021; a Director and Chief Executive Officer of Shoot the Moon Rocket Technologies, Inc., a magnetic space technology company, since March 2021; a Managing Member and Chief Executive Officer of Servo-Yachts, LLC, an electro-pneumatic marine technology company, since March 2021 and Chief Executive Officer of Hellyer-DMHall Properties, LLC, a real estate investment company, since March 2021. Mr. Hall served as Chief Executive Officer and Executive Chairman of the Board of Velodyne Lidar Inc. after it was spun off from Velodyne Acoustics Inc. in August 2016 until January 2020. Hall remained as Executive Chairman of the Board of VLDR up to January 2021. (Mr. Hall served as Executive Chairman of the Board through the merger in 2020 with Graf Industrial Corp., a special purpose acquisition corporation.)

Mr. Hall served as Chief Executive Officer for the Company’s predecessor, Velodyne Acoustics, Inc. (n/k/a Velodyne Acoustics GmbH), a consumer electronics company which later reorganized into developing marine innovation, space technology, and robotics, from 1983 to the present. He has served as Chief Executive Officer and on the Velodyne Acoustics board starting in 1983, through its reorganization up to January 2021. Throughout his career, Mr. Hall has been inventing and building products across diverse industries including precision machining, loudspeaker design, acoustical engineering, electronics, microprocessors, real-time systems, vision-recovery technology and robotics. His inventions include the servo-driven subwoofer, which established Velodyne Acoustics as a leading company in the home theater movement of the 1980s and 1990s. After competing as one of the original entrants in the DARPA Grand Challenge, in 2005, Mr. Hall invented 3D Lidar to give autonomous vehicles real-time 360-degree vision. Possessing substantial experience in the industry, Mr. Hall is a thought leader on matters related to lidar and its pivotal role in the autonomous revolution. Mr. Hall holds over 75 technology patents for invention. Among the dozens of awards Mr. Hall has received, include the Smithsonian Inventor of the Year Award in Washington DC and the 2018 PACE Innovation Award for his lidar invention and contribution to the automotive industry. Mr. Hall received a B.S. from Case Western Reserve University.

10

We believe that his previous experience as Chief Executive Officer and founder of the Company, as well as his role as the inventor of 3D LiDAR, coupled with his substantial experience in the industry as a thought leader on matters related to LiDAR and its pivotal role in the autonomous industry, will make him a valuable addition to the Board.

Marta T. Hall, age 70, currently serves as the President of the Hall Family Office, a private investment company, since March 2021 and as the Secretary of Shoot the Moon Rocket Technologies, Inc., a magnetic space technology company, since March 2021.  From May 2011 to August 2016 Mrs. Hall was President of Velodyne Acoustics (n/k/a Velodyne Acoustics GmbH), and from August 2016 to January 2020 she served as President of Velodyne Lidar Inc. growing the business with David Hall from a $40M business to a value of $1.8B in 2020. In September 2020, Marta Hall became President and Chief Business Development Officer of the Company until March, 2020. In March 2020, Marta Hall became Chief Marketing Officer of Velodyne Lidar until February 2021. Marta Hall has served on the Company Board from January 2020 to the present. Mrs. Hall conceived and hosted the first World Safety Summit for Autonomous Technology in 2017, an event which continues to draw international acclaim and be held annually. She was named Business Woman of the Year in San Francisco in 2019.

Prior to her work listed above, Mrs. Hall operated her own business, selling public sculpture to civic entities nationwide. Mrs. Hall received a Master’s Degree from San Francisco State University and a Bachelor’s Degree from the University of California, Berkeley.

We believe that Mrs. Hall’s business development experience in the lidar industry, as well as her experience on the Board and in various leadership roles for the Company and its predecessor, make her well-qualified to serve on the Board.

Nancy M. Amato, age 58, is an international expert in robotics, AI, computational biology and geometry, and high-performance and scientific computing and a leader in increasing diversity in computing at the international, national, and local level. She currently serves as the Department Head of the Computer Science Department and the Abel Bliss Professor of Engineering at the University of Illinois Urbana-Champaign, a public research university, and as a Regents Professor Emerita of Computer Science and Engineering at Texas A&M University (“Texas A&M”), a public research university, each since January 2019. Previously, Dr. Amato served as a consultant for 3M Company (NYSE: MMM), a diversified technology company operating in the safety, industrial, electronic, health care and consumer industries, from 2015 to December 2020. From 1995 to December 2018, Dr. Amato served in a variety of roles at Texas A&M, including Senior Director of the Honors Program, College of Engineering and Co-Director, ACE Scholars Honors Program, Department of Computer Science and Engineering from 2014 to December 2018; Unocal Professor and Associate Director for the Center for Large-Scale Scientific Simulations from 2011 to December 2018; Director of One Stop Information Source for the Department of Computer Science and Engineering from 2006 to December 2018; Professor in the Department of Computer Science and Engineering from 2004 to December 2018; Co-Director of the Parasol Laboratory from 1998 to December 2018; Interim Department Head from 2013 to 2014; Ombuds Officer for the College of Engineering from 2012 to 2013, among others. In addition, Dr. Amato served as a Guest Professor for ETH Zurich, a Swiss public research university, from September to December 2018; a Sabbatical Visitor for the University of Padova, the second-oldest university in Italy, in 2004; Academic Visitor for The Thomas J. Watson Research Center, which serves as the headquarters for IBM Research, the research and development division for International Business Machines Corporation (NYSE: IBM), from 2003 to 2004; Visiting Scientist for the International Computer Science Institute, a leading independent, non-profit center for research in computer science, and AT&T Bell Laboratories, a former industrial research and scientific development company, in 1994. Dr. Amato has served on the boards of numerous scientific professional societies, including the Computing Research Association, a non-profit association of North American academic departments of computer science and computer engineering and related fields, laboratories and centers in industry, government and academia, and affiliated professional societies, since 2014, serving as Vice Chair of the Board of Directors from July 2019 to June 2021 and Chair since July 2021; member of the Steering Group of the Section on Information, Computing and Communication (Section T), of the American Association for Advancement of Science, an international non-profit supporting scientific education and scientific outreach, since 2015, serving as Chair-Elect (February 2020 to February 2021), Chair (February 2021 to February 2022), and currently Retiring Chair (February 2022 to February 2023); and Member-at-Large of the Council of the Association for Computing Machinery (ACM), a scientific and educational computing society, since July 2020; the IEEE Robotics and Automation Society (IEEE RAS), an international technical professional organization, as Vice President for Member Activities from January 2018 to December 2021 and member of the Administrative Committee from 2009 to 2014 and since January 2022; and Co-Chair of the Academic Alliance of the National Center for Women & Information Technology (NCWIT), a non-profit that convenes nearly 1,500 organizations in the USA to increase the participation of girls and women in computing, from 2009 to 2011. Dr. Amato received her Ph.D. in Computer Science from the University of Illinois, her M.S. in Computer Science from the University of California at Berkeley and her B.S. in Mathematical Sciences and her A.B. in Economics from Stanford University.

11

We believe that Dr. Amato’s extensive educational and research background in computer science and engineering fields, as well as her deep expertise and research in the fields of robotics, intelligence systems, motion planning, computational geometry and high-performance computing, among others, will make her a valuable addition to the Board.

The principal business address of Mr. and Mrs. Hall, and each of Shoot the Moon Rocket Technologies, Inc., Servo-Yachts, LLC, Hellyer-DMHall Properties, LLC and the Hall Family Office is 2517 Blanding Avenue, Alameda, California 94501. The principal business address of Dr. Amato is 201 N. Goodwin Avenue, Urbana, Illinois 61801.

As of the date hereof, Mr. Hall may be deemed to beneficially own 19,971,257 shares of Common Stock, consisting of (i) 13,653,225 shares of Common Stock beneficially owned directly and (ii) 6,318,032 shares of Common Stock held by other stockholders of the Company over which, except under limited circumstances, Mr. Hall holds an irrevocable voting proxy pursuant to the terms of those certain proxy and lock-up agreements (collectively, the “Proxy and Lock-Up Agreements). As of the date hereof, Mr. Hall has entered into two Proxy and Lock-Up Agreements, consisting of: (i) that certain Proxy and Lock-Up Agreement granted by Mr. Bruce Hall, referencing 835,883 shares of Common Stock and (ii) that certain Proxy and Lock-Up Agreement granted by Mrs. Hall, referencing 5,482,149 shares of Common Stock. The Halls have not contacted or consulted with Mr. Bruce Hall with respect to this solicitation and Mr. Bruce Hall is not a participant in this solicitation. As of the date hereof, Mrs. Hall may be deemed to beneficially own 5,482,149 shares of Common Stock. As described above, Mr. Hall holds an irrevocable voting proxy over all the share of Common Stock beneficially owned by Mrs. Hall pursuant to the terms of the Proxy and Lock-Up Agreement granted by Mrs. Hall. As of the date hereof, Dr. Amato does not own, beneficially or of record, any securities of the Company. For information regarding transactions in shares of Common Stock during the past two years by the Participants (as defined below), please see Schedule I.

12

Mrs. Hall may be deemed to be a member of a “group” with Mr. Hall for the purposes of Section 13(d)(3) of the Exchange Act, and such group may be deemed to beneficially own the 19,971,257 shares of Common Stock beneficially owned in the aggregate by Mr. and Mrs. Hall.

Mr. and Mrs. Hall have served as employees of the Company within the past three years and therefore Mr. Hall does not believe that either he nor Mrs. Hall would be deemed “independent directors” within the meaning of (i) applicable NASDAQ listing standards applicable to board composition, including Rule 5605(a)(2), (ii) Section 301 of the Sarbanes-Oxley Act of 2002 and (iii) the Company’s Corporate Governance Guidelines (as available on the Company’s website on the date hereof, the “Governance Guidelines”).

The Halls believe that Dr. Amato presently is, and if elected as a director of the Company, Dr. Amato would qualify as, an “independent director” within the meaning of (i) applicable NASDAQ listing standards applicable to board composition, including Rule 5605(a)(2), (ii) Section 301 of the Sarbanes-Oxley Act of 2002 and (iii) the Governance Guidelines. Notwithstanding the foregoing, the Halls acknowledge that no director of a NASDAQ listed company qualifies as “independent” under the NASDAQ listing standards unless the board of directors affirmatively determines that such director is independent under such standards. Accordingly, the Halls acknowledges that if Dr. Amato is elected, the determination of Dr. Amato’s independence under the NASDAQ listing standards ultimately rests with the judgment and discretion of the Board. Dr. Amato is not a member of the Company’s compensation, nominating or audit committee that is not independent under any such committee’s applicable independence standards.

Mr. Hall has entered into a letter agreement with Dr. Amato pursuant to which he has agreed to indemnify Dr. Amato against claims arising from the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting and any related transactions. For the avoidance of doubt, such indemnification does not apply to any claims made against Dr. Amato in her capacity as a director of the Company, if so elected

On June 15, 2021, Mr. and Mrs. Hall entered into a Joint Filing Agreement pursuant to which the parties agreed to the joint filing on behalf of each of them of statements on Schedule 13D, and any additional amendments thereto, with respect to the securities of the Company, if applicable.

Mr. and Mrs. Hall are married to each other and as such they are party to a number of direct and indirect monetary agreements, arrangements and understandings, both formal and informal, between them. To the best of each of Mr. and Mrs. Hall’s knowledge, none of the foregoing agreements or arrangements are with respect to the Removal Proposal or nomination of the Nominees hereunder, except in their capacities as stockholders of the Company.

Other than as stated herein, there are no arrangements or understandings between the Participants or any other person or persons pursuant to which the nomination of the Nominees described herein is to be made, other than the consent by each Nominee to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the Annual Meeting.

13

We do not expect that any of the Nominees will be unable to stand for election, but, in the event any Nominee is unable to serve or for good cause will not serve, the shares of Common Stock represented by the enclosed BLUE proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Company’s Amended and Restated Bylaws (the “Bylaws”) and applicable law. In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under the Bylaws and applicable law. In any such case, we would identify and properly nominate such substitute nominee(s) in accordance with the Bylaws and shares of Common Stock represented by the enclosed BLUE proxy card will be voted for such substitute nominee(s). We reserve the right to nominate additional person(s), to the extent this is not prohibited under the Bylaws and applicable law, if the Company increases the size of the Board above its existing size or increases the number of directors whose terms expire at the Annual Meeting. Additional nominations made pursuant to the preceding sentence are without prejudice to the position of the Halls that any attempt to increase the size of the current Board or to reconstitute or reconfigure the classes on which the current directors serve, constitutes an unlawful manipulation of the Company’s corporate machinery.

WE URGE YOU TO VOTE “FOR” THE ELECTION OF THE NOMINEES ON THE ENCLOSED BLUE PROXY CARD.

14

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022

As discussed in further detail in the Company’s proxy statement, the Audit Committee of the Board has selected KPMG LLP (“KPMG”), independent registered public accounting firm, as the Company’s independent auditors for the fiscal year ending December 31, 2022 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting.

As disclosed in the Company’s proxy statement, neither the Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

According to the Company’s proxy statement, the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting will be required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Abstentions will be counted as present for purposes of determining the presence of a quorum, but will not be considered as votes cast for or against this proposal, and will therefore have no effect on the outcome of the vote. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022, AND INTEND TO VOTE OUR SHARES “FOR” THIS PROPOSAL.

15

PROPOSAL NO. 3

THE REMOVAL PROPOSAL

Mr. Hall and Mrs. Hall are seeking the removal of Mr. Michael Dee from the Board for cause. Since the Board is classified, under Delaware law and the Company’s Amended and Restated Certificate of Incorporation (the “Charter”), and the Bylaws, stockholders can only remove a director for cause and only by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Common Stock of the Company. We believe cause exists to remove Mr. Dee from the Board and are therefore requesting stockholders to approve of the following resolution:

“RESOLVED, that Mr. Michael Dee is hereby removed as a director of Velodyne Lidar, Inc. for cause pursuant to Article Fifth, Section F of Velodyne Lidar, Inc.’s Amended and Restated Certificate of Incorporation and Article II, Section 2.8 of Velodyne Lidar, Inc.’s Amended and Restated Bylaws, effective immediately.”

The term “cause” is not clearly defined under either Delaware law or the Company’s Charter or Bylaws. While relevant Delaware case law is sparse on what constitutes “cause,” there are two relevant cases on point that have found that actions that indicate clear and serious breaches of fiduciary duties, as well as actions that indicate a deliberate scheme of harassment of company management or other directors, to the detriment of the Company, constitute “cause” under Delaware law. For instance, in Campbell v. Loew’s, Inc., the Delaware Court of Chancery found that stockholders had shown “cause” to remove directors of a corporation who had been “engaged in a calculated plan of harassment to the detriment of the corporation.” Further, in Rohe v. Reliance Training Network, Inc., the directors to be removed were accused of “serious breaches of fiduciary duty,” including use of company credit cards for personal expenses, giving themselves, friends, and family members improper raises and bonuses, and usurpation of corporate opportunities. The Delaware Court of Chancery in that case concluded that those allegations “would constitute ‘cause’ for removal if true.” In sum, whether “cause” exists is a factual determination that will be found when a director has put their own individual economic or personal interests ahead of the Company’s in such a manner sufficient to breach their fiduciary.

We believe Mr. Dee has engaged in conduct that constitutes “cause” for removal under relevant Delaware law. Under Mr. Dee’s tenure, including as Chairman of the Board since August 2021, we believe Mr. Dee has controlled the Board and directed it to take actions to the detriment of all stockholders in breach of his fiduciary duties. Below are just a few examples:

•	We contend that Mr. Dee undertook a pattern of harassment against David and Marta Hall to minimize their roles at the Company, which has led to significant value destruction. Under David Hall’s leadership, Velodyne Lidar, the Company’s predecessor, cemented its position as a global leader in the commercialization, innovation and sales of lidar technology. In fact, leading up to the merger of Velodyne Lidar with a special purpose acquisition company (“SPAC”) in 2020, the SPAC led by Mr. Dee acknowledged Mr. Hall’s critical role in continuing with the SPAC, stating clearly, “the loss of Mr. Hall would adversely affect Velodyne’s business because his loss could make it more difficult to, among other things, compete with other market participants, manage Velodyne’s R&D activities and retain existing customers or cultivate new ones.” Yet, as soon as the Merger was consummated, Mr. Dee seemed to go out of his way to harass and marginalize Mr. and Mrs. Hall after they began to raise significant concerns with the Company’s performance under the leadership of then Chief Executive Officer Dr. Anand Gopalan. In fact, roughly a week after Mr. and Mrs. Hall formally nominated a director for election at the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) in an effort to bring greater skillsets and accountability to the Board, the Board removed Mr. Hall as Chairman of the Board, terminated Mrs. Hall’s employment and censured them as directors based on an opaque, secret investigation. Then, in the most ultimate form of public harassment, which we suspect was at the urging of Mr. Dee, the Board press released its censure of the Halls. Since this time, the Company’s stock has declined approximately 90%,[8] resulting in significant value destruction for all stockholders.

8 From February 19, 2021, the last trading day prior to the press release announcing the censure to March 9, 2022.

16

•	We contend that Mr. Dee drove the Board to manipulate the Company’s corporate machinery in breach of his fiduciary duties to protect himself and a director loyal to him from being removed from the Board. In February 2021, the Board moved Christopher Thomas, who we believe is a loyal director to Mr. Dee, from serving as a Class I director to a Class II director – in an apparent effort to avoid having Mr. Thomas stand for election at the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”). The move came just days after we formally nominated Eric Singer for election at the 2021 Annual Meeting. If Mr. Thomas had remained a Class I director, Mr. Singer could have run in opposition to him and replaced him as a director. Instead, Mr. Thomas continues on the Board to this day. Then, in October 2021, roughly one week after we publicly announced that we intended to nominate directors and noted in that press release that both Mr. Thomas and Mr. Dee were up for election at the Annual Meeting, the Board moved Mr. Dee from serving as a Class II director to a Class III director, whose term will not expire until the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”). We believe Mr. Dee is the principal driver of these outrageous maneuvers to avoid stockholder accountability and maintain control over the Board, to the detriment of all stockholders.

•	We contend Mr. Dee oversaw and instigated the payment and acceleration of stock options to key senior officers and directors in an apparent plan to cultivate loyalty to Mr. Dee and without any apparent benefit to the Company. In January 2021, after the Halls began to raise concerns regarding the former CEO’s performance and informed the Board that the Halls wanted to refresh the Board in light of the Company’s weak Q4 2020 performance, the Board amended Dr. Gopalan’s employment agreement, which among other things, increased his compensation and provided him with certain rights to receive severance benefits and vesting acceleration upon specific events, including if any new director was added to the Board that had not been approved by a majority of the Board in advance. Shortly after Mr. Singer was elected to the Board at the 2021 Annual Meeting, Dr. Gopalan suddenly resigned from the Company in July 2021 and through this departure, he received a staggering $8 million in stock-based compensation when he departed. In addition, in January 2021, Mr. Dee and the Board oversaw a three-year acceleration in the stock option vesting of Director Christopher Thomas, worth approximately $1.3 million. We have not learned of any justification given for this acceleration or as to why only Mr. Thomas was singled out for this benefit. Further, in May 2021, Mr. Dee and the Board waived certain liquidity-event vesting conditions in certain outstanding restricted stock agreements conferring substantial benefit on certain officers, including Dr. Gopalan, which we believe Mr. Dee perceived as “loyal officers.” In total, these accelerations caused an approximate $45.1 million increase to the Company’s 2021 net operating losses. We believe these actions constitute breaches of Mr. Dee’s fiduciary duties and would constitute cause under Delaware law, as we believe Mr. Dee sought to cultivate loyalty to himself at the literal expense and use of the Company’s coffers.

17

•	We contend the numerous lawsuits filed against Mr. Dee require his immediate removal from the Board. Mr. Dee is a principal defendant in a class action filed naming the Company, and several Company officers and/or Directors, as defendants, as well as a derivative action filed on behalf of the Company. Both actions allege numerous instances of Mr. Dee’s statements that are alleged to have been false when made, and actions taken or instigated by Mr. Dee that were directly contrary to his public statements of intent to retain the pre-SPAC merger management and technical leadership following the merger. Further, Mr. Dee has been named as a defendant in another securities fraud-based class action and a derivative action, both based upon his role as Chief Financial Officer of PureCycle Technologies, Inc. (“PureCycle”), another SPAC merger company. The PureCycle litigation complaints allege Mr. Dee based his publicly announced financial projections on ‘wild [ ] guessing’, and that he brought the company public far too early while deceiving investors. Shortly after the PureCycle litigations were filed, PureCycle announced it is under investigation by the Securities and Exchange Commission. Thus, Mr. Dee is now a defendant in four separate lawsuits wherein he is alleged to have been a principal actor in the relevant public companies’ alleged fraudulent activities involving securities. However, to our knowledge the Board has not undertaken any investigation into these pending actions to determine whether Mr. Dee is qualified to serve as a Director of the Company in light of the severity of the allegations against him in these four pending lawsuits.

In sum, we believe the foregoing actions constitute sufficient cause to remove Mr. Dee as a director of the Company. Accordingly, we urge stockholders to support our resolution to remove Mr. Dee for cause.

Notwithstanding our strong belief that based on the above actions, among others, Mr. Dee can be removed for cause, there is no certainty that a Delaware court will conclude that cause exists and no guarantee that Mr. Dee will ultimately be removed. However, we believe obtaining the requisite votes of 66 2/3% of the outstanding share of Common Stock, will send a strong message to the Board and Mr. Dee that stockholders believe cause exists to remove Mr. Dee and that he should resign from the Board with immediate effect.

As discussed above, we believe that Mr. Dee’s conduct is sufficient to constitute “cause” for removal and urge stockholders to vote FOR the Removal Proposal

WE URGE YOU TO VOTE “FOR” THE REMOVAL PROPOSAL ON THE ENCLOSED BLUE PROXY CARD.

18

VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Stockholders who sell their shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares. Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares after the Record Date. Based on publicly available information, the Halls believe that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the Common Stock.

Shares of Common Stock represented by properly executed BLUE proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees, FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, FOR the Removal Proposal, and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting, as described herein.

According to the Company’s proxy statement for the Annual Meeting, the current Board intends to nominate three (3) candidates for election as Class II directors at the Annual Meeting. This Proxy Statement is soliciting proxies to elect only our three (3) Nominees as Class II directors. Accordingly, the enclosed BLUE proxy card may only be voted for the Nominees and does not confer voting power with respect to the Company’s nominees. The participants in this solicitation intend to vote the Hall Shares in favor of the Nominees. Stockholders should refer to the Company’s proxy statement for the names, backgrounds, qualifications and other information concerning the Company’s nominees.

Stockholders should understand, however, that all shares of Common Stock represented by the enclosed BLUE proxy card will be voted at the Annual Meeting as marked.

QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING

A quorum is the minimum number of shares of Common Stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting. For the Annual Meeting, a quorum will be present if a majority of all shares outstanding on the Record Date are represented at the meeting by stockholders present in person or by proxy. On the record date, there were in the aggregate [________] shares of Common Stock outstanding and entitled to vote. Thus [________] shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

According to the Company’s proxy statement, abstentions are counted as present and entitled to vote for purposes of determining a quorum. According to the Company’s proxy statement, shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”). Under applicable rules, your broker will not have discretionary authority to vote your shares at the Annual Meeting on any of the proposals.

If you are a stockholder of record, you must deliver your vote by mail, attend the Annual Meeting in person and vote in order to be counted in the determination of a quorum.

If you are a beneficial owner, your broker will vote your shares pursuant to your instructions, and those shares will count in the determination of a quorum. Brokers do not have discretionary authority to vote on any of the proposals at the Annual Meeting. Accordingly, unless you vote via proxy card or provide instructions to your broker, your shares of Common Stock will count for purposes of attaining a quorum, but will not be voted on the proposals.

19

VOTES REQUIRED FOR APPROVAL

Election of Directors ─ The Company has adopted a plurality vote standard for director elections. Therefore, the three nominees receiving the most “FOR” votes will be elected. A properly executed proxy card marked “WITHHOLD” with respect to the election of a director nominee will be counted for purposes of determining if there is a quorum at the Annual Meeting, but will not be considered to have been voted “for” or “against” the director nominee. Abstentions and broker non-votes are not considered votes cast on this proposal and will not have any effect on the election of directors.

Ratification of the Selection of Accounting Firm ─ According to the Company’s proxy statement, although the vote is non-binding, assuming that a quorum is present, the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting. Abstentions will be counted as present for purposes of determining the presence of a quorum, but will not be considered as votes cast for or against this proposal and will therefore have no effect on the outcome of the vote. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Removal of the Chairman of the Board – Pursuant to Delaware law, the Charter and the Bylaws, because the Board is classified, stockholders can only approve the removal of Mr. Dee from the Board for cause and only by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Common Stock of the Company. Abstentions and broker non-votes will have the same effect as a vote “Against” the Removal Proposal.

Under applicable Delaware law, none of the holders of Common Stock is entitled to appraisal rights in connection with any matter to be acted on at the Annual Meeting. If you sign and submit your BLUE proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with the Halls’ recommendations specified herein and in accordance with the discretion of the persons named on the BLUE proxy card with respect to any other matters that may be voted upon at the Annual Meeting.

REVOCATION OF PROXIES

Stockholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although, attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to the Halls in care of Saratoga at the address set forth on the back cover of this Proxy Statement or to the Company at 5521 Hellyer Avenue, San Jose, California 95138 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to the Halls in care of Saratoga at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the shares entitled to be voted at the Annual Meeting. Additionally, Saratoga may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

20

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

21

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the Halls. Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

We have retained Saratoga for solicitation and advisory services in connection with solicitations relating to the election of the Nominees and the Removal Proposal. Saratoga will receive a fee not to exceed $150,000, together with reimbursement for its reasonable out-of-pocket expenses for it services to the Halls in connection with solicitations relating to the election of the Nominees and the Removal Proposal. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of common stock held as of the record date for the Annual Meeting. The Halls will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection with such arrangements. It is anticipated that Saratoga will employ approximately 15 persons to solicit stockholders in connection with the nomination of the Nominees and the Removal Proposal.

The entire expense of soliciting proxies is being borne by the Halls. Costs of this solicitation of proxies are currently estimated to be approximately $[___________] (including, but not limited to, fees for attorneys, solicitors and other advisors, and other costs incidental to the solicitation). The Halls estimate that through the date hereof their expenses in connection with this solicitation are approximately $[___________]. To the extent legally permissible, if the Halls are successful in their proxy solicitation, the Halls intend to seek reimbursement from the Company for the expenses it incurs in connection with this solicitation. The Halls do not intend to submit the question of such reimbursement to a vote of security holders of the Company.

ADDITIONAL PARTICIPANT INFORMATION

The participants in the solicitation for the election of the Nominees and the Removal Proposal are anticipated to be the Mr. Hall, Mrs. Hall and Dr. Amato (collectively, the “Participants”).

The principal business address of Mr. and Mrs. Hall is 2517 Blanding Avenue, Alameda, California 94501. The principal business address of Dr. Amato is 201 N. Goodwin Avenue, Urbana, Illinois 61801.

As of the date hereof, Mr. Hall may be deemed to beneficially own 19,971,257 shares of Common Stock, consisting of (i) 13,653,225 shares of Common Stock beneficially owned directly and (ii) 6,318,032 shares of Common Stock held by other stockholders of the Company over which, except under limited circumstances, Mr. Hall holds an irrevocable voting proxy pursuant to the terms of those certain Proxy and Lock-Up Agreements. As of the date hereof, Mr. Hall has entered into two Proxy and Lock-Up Agreements, consisting of: (i) that certain Proxy and Lock-Up Agreement granted by Mr. Bruce Hall, referencing 835,883 shares of Common Stock and (ii) that certain Proxy and Lock-Up Agreement granted by Mrs. Hall, referencing 5,482,149 shares of Common Stock. The Halls have not contacted or consulted with Mr. Bruce Hall with respect to this solicitation and Mr. Bruce Hall is not a participant in this solicitation. As of the date hereof, Mrs. Hall may be deemed to beneficially own 5,482,149 shares of Common Stock. As described above, Mr. Hall holds an irrevocable voting proxy over all the share of Common Stock beneficially owned by Mrs. Hall pursuant to the terms of the Proxy and Lock-Up Agreement granted by Mrs. Hall, therefore Mrs. Hall has no power to vote any of the share of Common Stock she beneficially owns, but has the sole power to dispose of all shares of Common Stock that she is deemed to beneficially own, subject to appropriate vesting provisions set forth in her equity awards. Mr. Hall has sole power to vote all shares of Common Stock that he is deemed to beneficially own. Mr. Hall has sole power to dispose of 13,653,225 shares of Common Stock. For information regarding transactions in shares of Common Stock during the past two years by the Participants, please see Schedule I.

22

As of the date hereof, Dr. Amato does not own, beneficially or of record, any securities of the Company.

Mrs. Hall may be deemed to be a member of a “group” with Mr. Hall for the purposes of Section 13(d)(3) of the Exchange Act, and such group may be deemed to beneficially own the 19,971,257 shares of Common Stock beneficially owned in the aggregate by Mr. and Mrs. Hall.

Certain of the shares of Common Stock held directly by Mr. and Mrs. Hall (and not beneficially owned through irrevocable proxies) were received in connection with the Merger, through an exchange of shares held in the Predecessor Company. On the effective date of the Merger, the closing price of the shares of Common Stock was $24.75 per share. Mr. Hall received 208,847 shares of Common Stock for no consideration as an inheritance. Certain other shares of Common Stock were acquired by Mrs. Hall in connection with her service as a director of the Company.

Mrs. Hall is currently a director of the Company. Mr. Hall is a former director of the Company. In addition, Mr. Hall is the founder of the Company’s predecessor and served as the Company’s Executive Chairman from the closing of the Merger until January 7, 2021. Mrs. Hall was the Chief Marketing Officer of the Company from the closing of the Merger until February 2021. The Halls received compensation from the Company for their service as directors and named executive officers of the Company during the years ended December 31, 2020 and December 31, 2021. All compensation and equity awards payable to the Halls is disclosed in the Company’s proxy statement.

David Heeren, a son-in-law of Mr. and Mrs. Hall, has been employed by Velodyne since March 2017. Mr. Heeren serves as senior technical product marketing manager. Laurel Nissen, Mr. and Mrs. Hall’s niece, currently serves as a member of the Company’s Digital Sales Support team. Laura Wrisley, the sister-in-law of Mr. and Mrs. Hall’s daughter, currently serves as the Company’s Senior Vice President World-Wide Sales. The brother of Laura Tarman, the Company’s Vice President of Sales, is married to the daughter of Mrs. Hall.

Mr. Hall previously entered into promissory notes with the Company, pursuant to which Mr. Hall borrowed an aggregate of $3,512,097.08 from the Company (the “Loans”). Mr. Hall repaid the Loans in full, with the last payment made on December 31, 2019.

In January 2017, Velodyne entered into a five-year lease agreement with Hellyer-DMHall Properties, LLC, an affiliate of Mr. and Mrs. Hall. The lease was subsequently amended in February 2017 and, in October 2019, Velodyne extended the lease through 2027 and agreed to annual increases of 3% beginning in January 2020. Under the extended lease agreement, Velodyne leases approximately 205,000 square feet of office and manufacturing space in San Jose, California as its corporate headquarters. As of December 31, 2020, future minimum lease payments total $24.3 million related to this facility. Rent expense was $3.4 million, $3.1 million and $3.0 million for the years ended December 31, 2020, 2019 and 2018, respectively. Additional rent payments were made to Hellyer-DMHall Properties, LLC in 2021 prior to the sale of the property referenced below. In May 2021, Hellyer-DMHall Properties, LLC, transferred the real property and assigned the lease to W.P. Carey Inc., an unrelated third party.

On June 9, 2021, the Company initiated an arbitration proceeding against Mr. Hall, alleging breach of contract and misappropriation of the Company’s confidential, proprietary, and trade secret information. On July 2, 2021 the Company filed an application with the Santa Clara County Superior Court for a temporary restraining order and preliminary injunction against Mr. Hall related to the claims under the arbitration proceeding.

23

On September 7, 2021, the arbitrator issued a preliminary injunction against Mr. Hall. Mr. Hall subsequently provided an under-oath inventory pursuant to the preliminary injunction identifying personal devices that may contain Velodyne information. Mr. Hall did not consent to the special master conditionally appointed by the arbitrator, therefore Velodyne and Mr. Hall are negotiating on protocol by which to preliminarily review and inspect those personal devices. On October 26, 2021, Mr. Hall filed a motion for a protective order seeking to require the Company to segregate and return his personal, private, privileged, and confidential information from his Company-issued laptop. On November 30, 2021, the judge denied Mr. Hall’s protective order. On December 16, 2021, the judge ruled that Velodyne sufficiently identified 2,740 allegedly-misappropriated trade secrets. On February 17, 2022, the judge imposed sanctions in the amount of $5,000 on Mr. Hall for discovery abuse.

On July 27, 2021, Mrs. Hall filed a charge of employment discrimination under Title VII of the Civil Rights Act with the California Department of Fair Employment and Housing and the Equal Employment Opportunity Commission (EEOC), alleging sexual discrimination and retaliation against the Company. On February 15, 2022, the EEOC issued a determination that it will not proceed with an investigation of Ms. Hall’s claim. Prior to September 27, 2021, Mrs. Hall filed a complaint against the Company with the Occupational Safety and Health Administration (“OSHA”) alleging retaliation in violation of the Sarbanes-Oxley Act (“SOX”). On September 27, 2021, OSHA dismissed the complaint, finding that Ms. Hall had not engaged in a protected activity under SOX. On October 21, 2021, Ms. Hall submitted an objection to the findings and requested a hearing before an administrative law judge.

On January 18, 2022, Mr. and Mrs. Hall filed a complaint against various current and former officers and directors of Velodyne and other individuals in the Superior Court of California, Alameda County, entitled Hall v. Vetter, No. 22-cv-005713. The complaint alleges conspiracy to defraud, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, intentional misrepresentation, negligent misrepresentation, and securities fraud. The complaint alleges David and Marta Hall have suffered damages and seeks, among other things, compensatory and punitive damages.

On March 12, 2021, a putative shareholder derivative lawsuit entitled D’Arcy v. Gopalan, et al., No. 1:21-cv-00369-MN, was filed in the United States District Court for the District of Delaware against current and former directors and/or officers Mr. Gopalan, Mr. Hamer, Mr. Hall, Mrs. Hall, Mr. Culkin, Mr. Dee, Mr. Graf, Ms. Samardzich, and Mr. Thomas, and names the Company as a nominal defendant. The complaint asserts claims for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and waste of corporate assets against all of the individual defendants, and asserts a contribution claim under the federal securities laws against Mr. Gopalan and Mr. Hamer. On March 16, 2021, a second shareholder derivative lawsuit entitled Kondner, et al. v. Culkin, et al., No. 1:21-cv-00391-MN, was filed in the United States District Court for the District of Delaware against most of the same defendants named in the earlier derivative complaint, and asserts claims against the individual defendants for alleged breaches of fiduciary duty and waste of corporate assets. The Hall’s believe that their interests in the above derivative lawsuits may in the future be in conflict with certain of the named defendants who are currently affiliates of the Company.

24

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past ten (10) years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xi) no Participant has a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the Annual Meeting; (xii) no Participant holds any positions or offices with the Company; (xiii) no Participant has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer; and (xiv) no companies or organizations, with which any of the Participants has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company. Except as otherwise disclosed in this Proxy Statement (including the Exhibits hereto), there are no material proceedings to which any Participant or any of his, her or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. Except as disclosed herein, with respect to each of the Nominees, (a) none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act (“Regulation S-K”) occurred during the past ten years, (b) there are no relationships involving any Nominee or any of Nominee’s associates that would have required disclosure under Item 407(e)(4) of Regulation S- K had such Nominee been a director of the Company, and (c) none of the Nominees nor any of their associates has received any fees earned or paid in cash, stock awards, option awards, non-equity incentive plan compensation, changes in pension value or nonqualified deferred compensation earnings or any other compensation from the Company during the Company’s last completed fiscal year, or was subject to any other compensation arrangement described in Item 402 of Regulation S-K.

OTHER MATTERS AND ADDITIONAL INFORMATION

The Halls are unaware of any other matters to be considered at the Annual Meeting. However, should other matters, which the Halls are not aware of at a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed BLUE proxy card will vote on such matters in their discretion.

STOCKHOLDER PROPOSALS

According to the Company’s proxy statement, if you wish to submit a proposal to be considered for inclusion in the Company’s proxy materials for the 2023 Annual Meeting, your proposal must be in proper form according to SEC Regulation 14A, Rule 14a-8 and must be received by the Corporate Secretary of the Company on or before [________].

25

According to the Company’s proxy statement, if you wish to submit a proposal to be presented at the 2023 Annual Meeting, but which will not be included in the Company’s proxy materials, including to nominate a director, your notice must be received by the Corporate Secretary of the Company at Velodyne Lidar, Inc., 5521 Hellyer Avenue, San Jose, CA 95138, Attn: Corporate Secretary, no earlier than [________] and no later than [________]. It is suggested that you review the Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Stockholders may request a free copy of the Bylaws by contacting the Corporate Secretary at 5521 Hellyer Avenue, San Jose, CA 95138, Attn: Corporate Secretary.

The information set forth above regarding the procedures for submitting stockholder proposals for consideration at the 2023 Annual Meeting is based on information contained in the Company’s proxy statement. The incorporation of this information in this Proxy Statement should not be construed as an admission by the Halls that such procedures are legal, valid or binding.

CERTAIN ADDITIONAL INFORMATION

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE ANNUAL MEETING BASED ON OUR RELIANCE ON RULE 14A-5(C) UNDER THE EXCHANGE ACT. THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS, INFORMATION CONCERNING EXECUTIVE COMPENSATION AND DIRECTOR COMPENSATION, INFORMATION CONCERNING THE COMMITTEES OF THE BOARD AND OTHER INFORMATION CONCERNING THE BOARD, INFORMATION CONCERNING CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, INFORMATION ABOUT THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND OTHER IMPORTANT INFORMATION. SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY

The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although we have no knowledge that would indicate that statements relating to the Company contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date we have not had complete access to the books and records of the Company, were not involved in the preparation of such information and statements and are not in a position to verify such information and statements

David S. Hall

_________________, 2022

26

SCHEDULE I

TRANSACTIONS IN SECURITIES OF THE COMPANY
DURING THE PAST TWO YEARS

Nature of Transaction	Securities Acquired/(Disposed)	Date of Transaction

DAVID S. HALL

Acquisition of Common Stock	59,770,524	09/29/2020
Acquisition of RSUs*	220,336	09/29/2020
Acquisition of RSUs*	3,340	09/29/2020
Acquisition of Common Stock	110,168[1]	03/08/2021
Sale of Common Stock	(40,748)	03/11/2021
Sale of Common Stock	(38,263)	05/13/2021
Sale of Common Stock	(30,797)	05/13/2021
Sale of Common Stock	(250,000)	05/28/2021
Sale of Common Stock	(250,000)	06/02/2021
Acquisition of Common Stock	(26,146)	06/08/2021
Sale of Common Stock	(6,000,000)	03/03/2022
Sale of Common Stock	(10,000,000)	03/04/2022
Sale of Common Stock	(5,600,000)	03/07/2022
Sale of Common Stock	(6,510,000)	03/08/2022
Sale of Common Stock	(6,500,000)	03/09/2022
Sale of Common Stock	(3,570,044)	03/10/2022
Sale of Common Stock	(7,619,956)	03/11/2022

I-1

MARTA T. HALL

Acquisition of Common Stock	5,935,865	09/29/2020
Acquisition of RSUs*	73,445	09/29/2020
Acquisition of RSUs*	220,336	09/29/2020
Acquisition of RSUs*	102,823	09/29/2020
Acquisition of RSUs*	117,512	09/29/2020
Acquisition of RSUs*	7,793	09/29/2020
Acquisition of Common Stock	338,765[1]	03/08/2021
Sale of Common Stock	(149,021)	03/11/2021
Sale of Common Stock	(119,097)	05/13/2021
Sale of Common Stock	(70,647)	05/13/2021
Sale of Common Stock	(250,000)	05/28/2021
Sale of Common Stock	(250,000)	06/01/2021
Acquisition of Common Stock	6,426[2]	06/09/2021
Acquisition of Common Stock	4,438[2]	06/10/2021
Acquisition of RSUs**	4,438	06/10/2021
Acquisition of RSUs***	14,463	06/10/2021
Sale of Common Stock	(3,231)[3]	06/10/2021
Acquisition of Common Stock	7,344[4]	07/14/2021
Sale of Common Stock	(5,930)[3]	07/14/2021
Acquisition of Common Stock	6,427[5]	09/08/2021
Sale of Common Stock	(3,235)[3]	09/08/2021
Acquisition of Common Stock	7,345[6]	10/13/2021
Sale of Common Stock	(3,696)[3]	10/13/2021
Acquisition of Common Stock	6,426[7]	12/08/2021
Sale of Common Stock	(3,294)[3]	12/09/2021
Acquisition of Common Stock	7,344[8]	12/30/2021
Sale of Common Stock	(3,716)[3]	12/31/2021
Acquisition of Common Stock	6,427[9]	03/09/2022
Acquisition of Common Stock	(2,702)[10]	03/10/2022

I-2

* Subject to the satisfaction of both a liquidity event requirement and service-based requirements, each RSU represents the right to receive one share of common stock.

** Represents fully vested RSUs. Mrs. Hall acquired and disposed of the RSUs on the same day.

***Represents RSUs that will vest on June 10, 2022, or on the next Annual Stockholder Meeting of the Company, whichever is earlier.

1 The shares were issued pursuant to vested RSUs released on March 8, 2021.

2 The shares were issued pursuant to vested RSUs released on June 9, 2021.

3 The sales represents shares required to be sold to cover tax withholding obligations in connection with the previously reported vesting and settlement of RSUs.

4 The shares were issued pursuant to vested RSUs released on July 14, 2021.

5 The shares were issued pursuant to vested RSUs released on September 8, 2021.

6 The shares were issued pursuant to vested RSUs released on October 13, 2021.

7 The shares were issued pursuant to vested RSUs released on December 8, 2021.

8 The shares were issued pursuant to vested RSUs released on December 30, 2021.

9 These shares were issued in connection with the merger described in that certain Agreement and Plan of Merger, dated as of July 2, 2020 (the "Merger"), and amended on August 20, 2020, by and among Graf Industrial Corp., a Delaware corporation now known as Velodyne Lidar, Inc. ("New Velodyne"), VL Merger Sub Inc., a Delaware corporation, and Velodyne Lidar, Inc., a Delaware corporation now known as Velodyne Lidar USA, Inc., Mrs. Hall received shares of common stock in New Velodyne in exchange for 1,992,832 shares of common stock in Velodyne Lidar USA, Inc.

10 These sales represent shares required to be sold to cover tax withholding obligations in connection with the vesting and settlement of RSUs.

I-3

SCHEDULE II

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this preliminary proxy statement, the Company has not yet filed its proxy statement for the Annual Meeting with the SEC. Once the Company files its proxy statement, we intend to revise this preliminary proxy statement with the SEC to include information regarding persons who beneficially own more than 5% of the Common Stock and the ownership of Common Stock by the Company’s directors and officers, which we anticipate will be disclosed in the Company’s proxy statement.

II-1

IMPORTANT

Tell the Board what you think! Your vote is important. No matter how few shares of Common Stock you own, please give the Halls your proxy FOR the election of the Nominees, FOR the Removal Proposal and in accordance with the Halls’ recommendations on the other proposals on the agenda for the Annual Meeting by taking three steps:

•	SIGNING the enclosed BLUE proxy card;
•	DATING the enclosed BLUE proxy card; and
•	MAILING the enclosed BLUE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed BLUE voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Saratoga at the address set forth below.

If you have any questions, require assistance in voting your BLUE proxy card,

or need additional copies of the Halls’ proxy materials,

please contact Saratoga at the phone numbers listed below.

Stockholders call toll free at (888) 368-0379

Email: info@saratogaproxy.com

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED APRIL 11, 2022

VELODYNE LIDAR, INC.

2022 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF DAVID S. HALL AND THE OTHER PARTICIPANTS IN HIS PROXY SOLICITATION

THE BOARD OF DIRECTORS OF VELODYNE LIDAR, INC.
IS NOT SOLICITING THIS PROXY

P     R     O     X     Y

The undersigned appoints David S. Hall, Marta T. Hall and John Ferguson, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Velodyne Lidar, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2022 annual meeting of stockholders of the Company scheduled to be held on [_________] at [_____, at _:__ _.m., local time] (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Mr. Hall, together with Mrs. Hall (collectively, the “Halls”) a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1,“FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

This Proxy will be valid until the completion of the Annual Meeting. This Proxy will only be valid in connection with the Halls’ solicitation of proxies for the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

BLUE PROXY CARD

[X] Please mark vote as in this example

THE HALLS STRONGLY RECOMMEND THAT STOCKHOLDERS VOTE IN FAVOR OF THE NOMINEES LISTED BELOW IN PROPOSAL 1 AND FOR THE REMOVAL PROPOSAL IN PROPOSAL 3. THE HALLS MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSAL 2.

1.	The Halls’ proposal to elect David S. Hall, Marta T. Hall and Nancy M. Amato as Class II directors of the Company to serve until the 2025 Annual Meeting of Stockholders.
		FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW
Nominees:	David S. Hall Marta T. Hall Nancy M. Amato	☐	☐	☐ ________________ ________________

The Halls do not expect that any of their nominees will be unable to stand for election, but, in the event that any nominee is unable to serve or for good cause will not serve, the shares of common stock represented by this proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Company’s organizational documents and applicable law. In addition, the Halls have reserved the right to nominate substitute person(s) if the Company makes or announces any changes to its organizational documents or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any nominee, to the extent this is not prohibited under the Company’s organizational documents and applicable law. In any such case, shares of common stock represented by this proxy card will be voted for such substitute nominee(s).

2.	The Company’s proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.
☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	The Halls’ proposal to remove Mr. Michael Dee as a member of the board of directors for cause.
☐ FOR	☐ AGAINST	☐ ABSTAIN

BLUE PROXY CARD

DATED: ____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

____________________________________
(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.